Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diedrich Coffee, Inc.:

We hereby consent to the incorporation by reference in the registration statements (Nos. 333-111669, 333-66744, 333-74626, 333-52190, 333-61269, 333-50412, 333-61271, 333-50127, 333-50129) on Form S-8 and Form S-3 of Diedrich Coffee, Inc. of our report dated August 18, 2006, except as to Note 16, which is as of September 14, 2006 and Note 2 and last paragraphs of Notes 7 and 9, which are as of September 22, 2006, relating to the consolidated financial statements and schedules which appear in this Form 10-K.

/s/    BDO Seidman, LLP

Costa Mesa, California

September 26, 2006